Exhibit 10.6

Pinnacle Bankshares Corporation

Base Salaries of Executive Officers of the Registrant

As of March 28, 2011, the following are the base salaries (on an annual basis) of the executive officers of Pinnacle Bankshares Corporation:

Robert H. Gilliam, Jr. President and Chief Executive Officer	$192,400

Aubrey H. Hall, III Executive Vice President	$168,000

Carroll E. Shelton Vice President	$120,386

Bryan M. Lemley Secretary, Treasurer and Chief Financial Officer	$110,400